Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-148239 and 333-148239-01 on Forms S-3, Registration Statement Nos. 333-127811, 333-127812, 333-107748 and 333-107743 on Forms S-8, and Registration Statement Nos. 333-33896 and 333-33896-01 on Forms S-4 of our reports dated February 27, 2009, relating to the consolidated financial statements and financial statement schedules of NiSource Inc., and the effectiveness of NiSource Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of NiSource Inc. for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
February 27, 2009